Exhibit 10.1
AMENDMENT TO FANNIE MAE
STOCK COMPENSATION PLANS OF 1993 AND 2003
          Pursuant to Section 8.5(a) of the Fannie Mae Stock Compensation Plan of 2003 (the “2003 Plan”) and Section 8.5(a) of the Fannie Mae Stock Compensation Plan of 1993 (the “1993 Plan”), Fannie Mae hereby clarifies the terms of the 2003 Plan and the 1993 Plan with regard to terminations of employment after December 31, 2008 as follows:
     1. Section 2.5(d) of the 2003 Plan and Section 2.5(d) of the 1993 Plan are hereby amended by adding the following sentence to the end of the section:
     Notwithstanding the first sentence of this paragraph, a Participant who is offered a separation agreement under a severance plan covered by 2.5(d)(i), (ii), or (iii) prior to termination of employment and who executes such separation agreement by the deadline specified by the plan administrator of the applicable severance plan shall be eligible for the benefits described in 2.5(d)(i), (ii), or (iii), depending on the applicable severance plan, even if the Participant executes the separation agreement after the Participant’s employment is terminated.
     2. Section 4.2(d) of the 2003 Plan is hereby amended by adding the following sentence to the end of the section:
     Notwithstanding the first sentence of this paragraph, a Participant who is offered a separation agreement separation agreement under a severance plan covered by 4.2(d)(i), (ii) or (iii) prior to termination of employment and who executes such separation agreement by the deadline specified by the plan administrator of the applicable severance plan shall be eligible for the benefits described in 4.2(d)(i), (ii), or (iii), depending on the applicable severance plan, even if the Participant executes the separation agreement after the Participant’s employment is terminated.